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               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM 15

Certification and Notice of Termination of Registration under
Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the
                Securities Exchange Act of 1934.


             Commission File Number      1-722
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                The Brooklyn Union Gas Company
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     (Exact name of registrant as specified in its charter)

     One MetroTech Center, Brooklyn, New York, 11201-3850
                         (718) 403-2000
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   (Address, including zip code, and telephone number, of
     registrant's principal executive offices)

           Common Stock, par value $.33 1/3 per share
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    (Title of each class of securities covered by this Form)

                            None
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   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [x]        Rule 12h-3(b)(1)(ii) [ ]
         Rule 12g-4(a)(1)(ii) [ ]        Rule 12h-3(b)(2)(i)  [ ]
         Rule 12g-4(a)(2)(i)  [ ]        Rule 12h-3(b)(2)(ii) [ ]
         Rule 12g-4(a)(2)(ii) [ ]        Rule 15d-6           [x]
         Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification
or notice date:   One (1)  .
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     Pursuant to the requirements of the Securities Exchange Act of
1934, The Brooklyn Union Gas Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: _________________  By:___________________________________
                             Robert R. Wieczorek
                             Vice President, Secretary and
                             Treasurer